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                                                                      EXHIBIT 11

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 9 to Registration Statement No. 33-37615 of MFS Institutional Trust of our reports each dated August 4, 1995 appearing in the annual reports to shareholders for the year ended June 30, 1995 of MFS Institutional Worldwide Fixed Income Fund (formerly MFS Worldwide Fixed Income Fund) and MFS Institutional Emerging Equities Fund (formerly MFS Emerging Equities Fund), series of MFS Institutional Trust, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information of each Fund, all of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP                                  DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 19, 1995